Exhibit 99.1

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS INCREASE IN EARNINGS
TO $.10 PER SHARE FOR THIRD QUARTER OF FISCAL 2004

METAIRIE, LA, September 8, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported net earnings of $10.8 million or $.10 per diluted share for the quarter ended July 31, 2004. Earnings from continuing operations for the quarter ended July 31, 2004 were $10.4 million or $.10 per diluted share, including charges for separation pay of $1.1 million ($0.6 million after tax, or $.01 per diluted share) offset by a reduction in the 2003 impairment charge (included in other income) of $0.6 million ($0.6 million after tax, or $.01 per diluted share). Excluding the charges for separation pay and the reduction in the 2003 impairment charge, earnings from continuing operations would have also been $10.4 million or $.10 per diluted share.

For the quarter ended July 31, 2003, the Company reported a net loss of $2.3 million or $.02 per diluted share from continuing operations, resulting primarily from a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per diluted share) related to the redemption of all of the outstanding Remarketable Or Redeemable Securities (“ROARS”) and a charge for separation pay of $2.5 million ($1.5 million after tax, or $.01 per diluted share). Excluding these charges, earnings from continuing operations would have been $6.5 million or $.06 per diluted share in the third quarter of 2003.

Earnings from continuing operations for the nine months ended July 31, 2004 were $34.5 million or $.32 per diluted share, including charges for separation pay of $3.2 million ($2.0 million after tax, or $.02 per diluted share), partially offset by a reduction in the 2003 impairment charge (included in other income) of $0.5 million ($0.7 million after tax, or $.01 per diluted share). Earnings from continuing operations for the nine months ended July 31, 2003 were $16.2 million or $.15 per diluted share, including a loss on early extinguishment of debt of $11.3 million ($7.3 million after tax, or $.07 per diluted share) and a charge for separation pay of $2.5 million ($1.5 million after tax, or $.01 per diluted share). Excluding these charges and the reduction in the 2003 impairment charge, earnings from continuing operations would have been $35.8 million or $.33 per diluted share in the first nine months of 2004 compared to $25.0 million or $.23 per diluted share for the comparable period in 2003, representing a 44 percent increase.

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Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, after tax)	2004	2003	2004	2003
Net earnings (loss)	$10.8	$(2.5)	$37.3	$16.5
Less: Earnings (loss) from discontinued operations	0.4	(0.2)	2.8	0.3

Earnings (loss) from continuing operations	10.4	(2.3)	34.5	16.2
Add: Separation charges	0.6	1.5	2.0	1.5
Less: Reduction in the 2003 impairment charge	(0.6)	—	(0.7)	—
Add: Loss on early extinguishment of debt	—	7.3	—	7.3

Adjusted earnings from continuing operations	$10.4	$6.5	$35.8	$25.0

Kenneth C. Budde, Chief Executive Officer, stated, “The fiscal year continues to be a successful one for our Company and our shareholders. I am very pleased that we continued to produce solid results in the quarter and remain on track to achieve the goals we established in December 2003. When we developed our key operating initiatives about a year ago, we defined the paths that we thought would lead to long-term growth, and our results for three quarters have been consistent with that vision. We have been successful in our execution of those plans and, although funeral calls and trust earnings declined in the most recent quarter, we experienced a 3.1 percent increase in total revenues and a 200 basis-point improvement in both our cemetery and funeral margins. We are particularly pleased that our effective control of costs throughout the organization positively impacted our bottom line, despite economic challenges, including weak financial markets and fewer deaths in some of our markets. In addition, we continued to generate healthy preneed sales growth in both segments.”

For the third quarter of fiscal year 2004, the Company’s same store funeral operations achieved a 2.3 percent increase in the average revenue per traditional funeral service performed and a 5.7 percent increase in the average revenue per cremation service. These gains were partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funeral services, including cremations, resulting in an overall 1.0 percent increase in the average revenue per funeral service for the quarter. The contribution of trust earnings recognized as revenue upon the delivery of preneed funerals was lower in 2004 than in the comparable period of 2003 due to lower investment returns realized in the Company’s preneed funeral trust funds during previous years.

The Company is on track to achieve its fiscal year forecast of 2.0 to 3.0 percent growth in average revenue per funeral service, excluding any impact from funeral trust earnings. For the nine months ended July 31, 2004, the Company’s same store funeral operations achieved a 3.6 percent increase in the average revenue per traditional funeral service performed and a 4.9 percent increase in the average revenue per cremation service, resulting in an overall 1.6 percent increase in the average revenue per funeral service performed, including the contribution from trust earnings.

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Funeral volumes decreased 3.5 percent during the third quarter of 2004 and 0.4 percent through the nine months ended July 31, 2004. On a year-to-date basis, the Company’s 228 same store funeral homes experienced a total decrease of 165 events out of the 46,467 total same store events performed over the nine-month period. The decline in volume, combined with the reduction in funeral trust earnings and the increase in the proportion of non-traditional services, including cremations, resulted in a $1.5 million decrease in funeral revenue during the third quarter.

During the third quarter of 2003, the Company increased its focus on preneed funeral sales and preneed cemetery property sales resulting in solid increases in both for four consecutive quarters. In the third quarter of 2004, the Company reported a 4.6 percent increase in preneed funeral sales and a 13.2 percent increase in cemetery property sales when compared to the third quarter of 2003. During the nine months ended July 31, 2004, preneed funeral sales increased 9.9 percent and cemetery property sales increased 9.3 percent, which is at the high end of the Company’s stated goal of increasing preneed sales by 5 to 10 percent during fiscal year 2004.

Cemetery revenue increased $5.4 million during the third quarter of 2004 compared to the third quarter of 2003 primarily due to the increase in cemetery property sales, partially offset by a decrease in revenue from perpetual care trust earnings. The cemetery margin for the quarter was 22.6 percent, representing a 200 basis-point increase over the third quarter of fiscal year 2003.

Mr. Budde added, “Our cemetery segment has performed well this quarter. During the quarter, we converted strong revenue growth into even stronger margin growth by continuing to focus on our cost-saving initiatives.”

Cash flow from operations for the first nine months of 2004 was $68.6 million, and free cash flow was $55.7 million, including a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and cash outflows of $1.9 million for separation pay. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) As of September 1, 2004, the Company had outstanding debt of $425.7 million and cash and marketable securities of $21.4 million.

Mr. Budde concluded, “Consistent with the first six months of this year, our businesses performed well during our third quarter. Based on our year-to-date performance, we believe we will achieve all of the financial targets we set for the year. We have benefited from the effective implementation of our key operating initiatives throughout the year. Our margins are up substantially, and we continue to generate free cash, which is being used to further reduce debt and repurchase stock. We fully expect to complete the year with a solid balance sheet and cash flow, and our strong performance through the first nine months of fiscal 2004 should continue through the fourth quarter and into 2005.”

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Information regarding the Company’s earnings and cash flow forecasts and the principal assumptions used in those forecasts can be found in this release under the heading “Company Forecasts for Continuing Operations in Fiscal Year 2004.”

Third Quarter Results From Continuing Operations

•	Funeral revenue decreased $1.5 million to $67.3 million, principally due to a 3.5 percent decrease in the number of same store funeral services performed.

•	The Company’s same store businesses achieved average revenue increases of 2.3 percent per traditional funeral service and 5.7 percent per cremation service for the quarter, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 1.0 percent in average revenue per funeral service performed.

•	The cremation rate for the Company’s same store businesses was 36.5 percent for the third quarter of 2004 compared to 36.2 percent for the third quarter of 2003.

•	Cemetery revenue increased $5.4 million to $60.3 million, primarily due to an increase in cemetery property sales, partially offset by a decrease in perpetual care trust earnings.

•	The Company realized an annual average return of 2.4 percent in its perpetual care trust funds during the third quarter of 2004 compared to 4.4 percent in the comparable period of 2003.

•	Funeral margins were 26.4 percent compared to 24.4 percent for the same period in 2003. The 200 basis-point improvement in funeral margins is primarily due to reduced general and administrative costs in the funeral segment resulting primarily from the Company’s cost reduction initiatives.

•	Cemetery margins were 22.6 percent compared to 20.6 percent for the same period in 2003. The 200 basis-point improvement in cemetery margins resulted from increased property sales as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from the Company’s cost reduction initiatives.

•	Gross profit increased $3.3 million to $31.4 million as a result of the increase in cemetery revenue discussed above, combined with reduced general and administrative costs in the funeral and cemetery segments resulting primarily from the Company’s cost reduction initiatives.

•	Corporate general and administrative expenses decreased $0.7 million to $4.2 million primarily due to decreases in salaries and legal fees.

•	In the third quarter of 2004, the Company incurred charges for separation pay of $1.1 million ($0.6 million after tax, or $.01 per diluted share) due to separation pay to a former officer combined with workforce reductions announced in December of 2003. In the third quarter of 2003, the Company incurred a charge of $2.5 million ($1.5 million after tax, or $.01 per diluted share) due to separation pay to former officers.

•	Interest expense decreased $1.7 million to $11.5 million due to a $77.4 million decrease in the average debt outstanding during the third quarter of 2004 compared to the third quarter of 2003, partially offset by a 26 basis-point increase in the average interest rate for the period.

•	In the third quarter of 2003, the Company recorded a charge of $11.3 million ($7.3 million after tax, or $.07 per diluted share) related to the redemption of the ROARS.

•	Other income increased $1.2 million to $1.6 million, primarily due to a reduction in the 2003 impairment charge of $0.6 million ($0.6 million after tax, or $.01 per diluted share) combined with the sale of excess land in the third quarter of 2004. During the fourth quarter of fiscal year 2003, the Company recorded an impairment charge to write down to estimated fair market value certain assets that it had determined to sell. During the third quarter of fiscal year 2004, the Company determined that the current fair market value of these assets exceeded the fair market value estimated in 2003, less costs to sell, and recorded a reduction in the 2003 impairment charge.

Year to Date Results From Continuing Operations

•	Funeral revenue increased $2.4 million to $212.8 million, principally due to an increase in the average revenue per same store funeral service performed, partially offset by a decrease in the number of same store funeral services performed.

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•	The Company’s same store businesses achieved average revenue increases of 3.6 percent per traditional funeral service and 4.9 percent per cremation service for the year, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 1.6 percent in average revenue per funeral service performed.

•	The Company experienced a 0.4 percent decrease in the number of same store funeral services performed, representing a total decrease of 165 events out of the 46,467 total same store funeral services performed over the nine-month period.

•	The cremation rate for the Company’s same store businesses was 36.6 percent in 2004 compared to 36.1 percent in 2003.

•	Cemetery revenue increased $8.9 million to $175.1 million, primarily due to an increase in cemetery property sales, partially offset by a decrease in perpetual care trust earnings.

•	The Company realized an annual average return of 3.5 percent in its perpetual care trust funds during 2004 compared to 4.4 percent during the comparable period of 2003.

•	Funeral margins were 29.2 percent compared to 25.7 percent for the same period in 2003. The 350 basis-point improvement in funeral margins resulted from increased funeral service revenue as discussed above, combined with reduced general and administrative costs in the funeral segment resulting primarily from the Company’s cost reduction initiatives.

•	Cemetery margins were 24.6 percent compared to 22.7 percent for the same period in 2003. The 190 basis-point improvement in cemetery margins resulted from increased property sales as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from the Company’s cost reduction initiatives.

•	Gross profit increased $13.4 million to $105.2 million as a result of the increases in funeral and cemetery revenue as discussed above, combined with reduced general and administrative costs in the funeral and cemetery segments resulting primarily from the Company’s cost reduction initiatives.

•	Corporate general and administrative expenses decreased $0.7 million to $12.7 million primarily due to decreases in salaries and legal fees.

•	During the first nine months of 2004, the Company incurred charges for separation pay of $3.2 million ($2.0 million after tax, or $.02 per diluted share) due to workforce reductions announced in December of 2003 combined with separation pay to a former officer. During the first nine months of 2003, the Company incurred a charge of $2.5 million ($1.5 million after tax, or $.01 per diluted share) due to separation pay to former officers.

•	Interest expense decreased $4.4 million to $36.0 million due to a $76.7 million decrease in the average debt outstanding during 2004 compared to 2003, partially offset by a 24 basis-point increase in the average interest rate for the period.

•	Other income decreased $0.7 million to $1.5 million, primarily due to a write-down of certain marketable securities during 2004. This was partially offset by a reduction in the 2003 impairment charge of $0.5 million ($0.7 million after tax, or $.01 per diluted share) recorded in 2004. During the fourth quarter of fiscal year 2003, the Company recorded an impairment charge to write down to estimated fair market value certain assets that it had determined to sell. During the third quarter of fiscal year 2004, the Company determined that the current fair market value of these assets exceeded the fair market value estimated in 2003, less costs to sell, and recorded a reduction in the 2003 impairment charge.

Depreciation and Amortization

•	Depreciation and amortization from continuing operations was $13.4 million in the third quarter of 2004 compared to $12.7 million in the third quarter of 2003.

•	Depreciation and amortization from total operations was $13.6 million in the third quarter of 2004 compared to $13.3 million in the third quarter of 2003.

•	Depreciation and amortization from continuing operations was $38.9 million in the first nine months of 2004 compared to $38.8 million in the first nine months of 2003.

•	Depreciation and amortization from total operations was $39.6 million in the first nine months of 2004 compared to $40.4 million in the first nine months of 2003.

Cash Flow Results And Debt For Total Operations

•	Net cash provided by operating activities for the quarter ended July 31, 2004 was $7.7 million, compared to $28.1 million for the third quarter of 2003. The decrease in cash flow for the quarter is attributable to a tax

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refund of $23.3 million received in the third quarter of 2003 related to the sale of the Company’s foreign operations, partially offset by an increase in earnings in the third quarter of 2004. The Company made separation payments of $0.5 million during the third quarter of fiscal year 2004 and separation payments of $0.4 million during the third quarter of fiscal year 2003. Excluding the tax refund and separation payments, cash flow from operations would have increased $3.0 million to $8.2 million for the third quarter of 2004, compared to $5.2 million for the third quarter of 2003, primarily due to an increase in earnings.

•	Net cash provided by operating activities for the first nine months of 2004 was $68.6 million, compared to $46.2 million in the comparable period of 2003. This includes a tax refund of $33.2 million received during the first nine months of fiscal year 2004 due to a change in the tax accounting methods for cemetery merchandise revenue and a tax refund of $23.3 million received during the first nine months of fiscal year 2003 related to the sale of the Company’s foreign operations. The Company made separation payments of $1.9 million during the first nine months of fiscal year 2004 and $0.4 million during the first nine months of fiscal year 2003. Excluding the tax refunds and separation payments, cash flow from operations would have increased $14.0 million to $37.3 million for the first nine months of 2004, compared to $23.3 million in the comparable period of 2003, primarily due to an increase in earnings.

•	Free cash flow for the first nine months of 2004 was $55.7 million, compared to $33.3 million in the comparable period of 2003. This includes cash inflows for tax refunds received and cash outflows for separation payments made as discussed above. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	In June 2003 the Company announced a $25 million stock repurchase program, which was subsequently increased by $3 million to a total of $28 million. As of September 1, 2004, the Company had invested $22.2 million to repurchase 3.5 million shares since inception of the program.

•	As of July 31, 2004, the Company had outstanding debt of $437.4 million and cash and marketable securities of $17.4 million. Of the total $437.4 million of long-term debt, $69.0 million was related to the Company’s revolving credit facility, which is due June 30, 2005. In addition, the final payment on the Company’s $63.6 million principal amount Term Loan B is due on October 31, 2005. The Company plans to refinance its revolving credit facility and Term Loan B in advance of their maturities.

•	As of September 1, 2004, the Company had outstanding debt of $425.7 million and cash and marketable securities of $21.4 million.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 254 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-231-5571. From outside the continental United States, call 973-582-2703. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until September 22, 2004. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2004	2003
Revenues:
Funeral	$67,285	$68,838
Cemetery	60,326	54,936

Total revenues	127,611	123,774

Costs and expenses:
Funeral	49,520	52,033
Cemetery	46,667	43,616

Total costs and expenses	96,187	95,649

Gross profit	31,424	28,125
Corporate general and administrative expenses	(4,150)	(4,931)
Separation charges	(1,085)	(2,450)

Operating earnings	26,189	20,744
Interest expense	(11,502)	(13,249)
Loss on early extinguishment of debt	—	(11,289)
Investment income	77	66
Other income, net	1,585	438

Earnings (loss) from continuing operations before income taxes	16,349	(3,290)
Income tax expense (benefit)	5,984	(911)

Earnings (loss) from continuing operations	10,365	(2,379)

Discontinued operations:
Loss from discontinued operations before income taxes	(483)	(194)
Income tax benefit	(961)	(74)

Earnings (loss) from discontinued operations	478	(120)

Net earnings (loss)	$10,843	$(2,499)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$.10	$(.02)
Earnings from discontinued operations	—	—

Net earnings (loss)	$.10	$(.02)

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.10	$(.02)
Earnings from discontinued operations	—	—

Net earnings (loss)	$.10	$(.02)

Weighted average common shares outstanding (in thousands):
Basic	107,067	108,386

Diluted	108,068	108,386

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2004	2003
Revenues:
Funeral	$212,830	$210,433
Cemetery	175,044	166,229

Total revenues	387,874	376,662

Costs and expenses:
Funeral	150,672	156,426
Cemetery	132,005	128,415

Total costs and expenses	282,677	284,841

Gross profit	105,197	91,821
Corporate general and administrative expenses	(12,684)	(13,413)
Separation charges	(3,216)	(2,450)

Operating earnings	89,297	75,958
Interest expense	(35,976)	(40,405)
Loss on early extinguishment of debt	—	(11,289)
Investment income	202	237
Other income, net	1,441	2,123

Earnings from continuing operations before income taxes	54,964	26,624
Income taxes	20,477	10,456

Earnings from continuing operations	34,487	16,168

Discontinued operations:
Earnings from discontinued operations before income taxes	1,742	479
Income tax expense (benefit)	(1,099)	182

Earnings from discontinued operations	2,841	297

Net earnings	$37,328	$16,465

Basic earnings per common share:
Earnings from continuing operations	$.32	$.15
Earnings from discontinued operations	.03	—

Net earnings	$.35	$.15

Diluted earnings per common share:
Earnings from continuing operations	$.32	$.15
Earnings from discontinued operations	.03	—

Net earnings	$.35	$.15

Weighted average common shares outstanding (in thousands):
Basic	107,461	108,242

Diluted	108,061	108,266

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2004 AND 2003
(Unaudited)

(Dollars in millions)

The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. In the first nine months of 2004, the Company recorded charges for separation pay of $3.2 million and recorded a reduction in the 2003 impairment charge of $0.5 million, which is included in EBITDA from continuing operations presented below. In the first nine months of 2003, the Company recorded charges for separation pay of $2.5 million and recorded a loss on early extinguishment of debt of $11.3 million, which is included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the charges for separation pay, the reduction in the 2003 impairment charge and the loss on extinguishment of debt, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain financing decisions and accounting effects. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the third quarter and nine months ended July 31, 2004 and 2003:

Adjusted EBITDA from Continuing Operations	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
Consolidated net earnings (loss)	$10.8	$(2.5)	$37.3	$16.5
Less: Earnings (loss) from discontinued operations	0.4	(0.2)	2.8	0.3

Earnings (loss) from continuing operations	10.4	(2.3)	34.5	16.2
Add: Depreciation and amortization from continuing operations	13.4	12.7	38.9	38.8
Add: Interest expense	11.5	13.2	36.0	40.4
Add: Income tax expense (benefit) from continuing operations	5.9	(1.0)	20.5	10.4

EBITDA from continuing operations	41.2	22.6	129.9	105.8
Less: Reduction in the 2003 impairment charge	(0.6)	—	(0.5)	—
Add: Separation charges	1.1	2.5	3.2	2.5
Add: Loss on early extinguishment of debt	—	11.3	—	11.3

Adjusted EBITDA from continuing operations	$41.7	$36.4	$132.6	$119.6

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2004 AND 2003
(Unaudited)

(Dollars in millions)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the third quarter and nine months ended July 31, 2004 and 2003:

Free Cash Flow	Three Months Ended July 31,		Nine months Ended July 31,
	2004(1)	2003(2)	2004(3)	2003(4)
Net cash provided by operating activities	$7.7	$28.1	$68.6	$46.2
Less: Maintenance capital expenditures	5.8	5.9	12.9	12.9

Free cash flow	$1.9	$22.2	$55.7	$33.3

(1)	Includes a cash outflow of $0.5 million for separation payments.

(2)	Includes a cash inflow of $23.3 million from tax refunds and a cash outflow of $0.4 million for separation payments.

(3)	Includes a cash inflow of $33.2 million for tax refunds and cash outflows of $1.9 million for separation payments.

(4)	Includes a cash inflow of $23.3 million for tax refunds and a cash outflow of $0.4 million for separation payments.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2004

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of workforce reductions and other announced initiatives; success and timing of selling certain under-performing operations; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended April 30, 2004.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2004
(Unaudited)

     In the first nine months of 2004, the Company recorded charges for separation pay of $3.2 million ($2.0 million after tax, or $.02 per diluted share) related to workforce reductions announced in December of 2003 combined with separation pay to a former officer. During the fourth quarter of fiscal year 2003, the Company recorded an impairment charge to write down to estimated fair market value certain assets that it had determined to sell. During the third quarter of fiscal year 2004, the Company determined that the current fair market value of these assets exceeded the fair market value estimated in 2003, less costs to sell, and recorded a reduction in the 2003 impairment charge of $0.5 million ($0.7 million after tax, or $.01 per diluted share).

     Including the charges for separation pay and the reduction in the 2003 impairment charge, diluted earnings per share from continuing operations for fiscal year 2004 are expected to be in the range of $.39 to $.41. Excluding charges for separation pay and any impairment adjustments associated with asset dispositions, the Company expects diluted earnings per share from continuing operations to be in the range of $.40 to $.42, which represents an increase from the Company’s initial forecast of $.37 to $.41 per share. The Company expects to generate $77 to $86 million in cash flow from operations. This includes a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and cash outflows of $1.9 million for separation pay.

The Company’s 2004 forecast for continuing operations is intended to reflect forecasted same store results. The Company believes it is appropriate to use the range of diluted earnings per share provided herein because of the uncertainty of possible developments described below under “Principal Assumptions.” Guidance for diluted earnings per share and all other forecasted operating measures specifically exclude the following:

•	The possibility of additional gains or losses associated with future impairments related to asset dispositions.

•	The possibility of gains or losses associated with early extinguishments of debt and changes in capital structure.

     For a further discussion of risks related to the Company’s business that could affect this outlook, please refer to “Cautionary Statements” included in this press release and in Item 5 of the Company’s Form 10-Q for the quarter ended April 30, 2004.

Principal Assumptions

The Company’s 2004 forecast for continuing operations is based on the following principal assumptions:

(1)	An increase in revenue of 1 to 3 percent from continuing operations and a corresponding increase in the associated direct costs.

(2)	The increase in revenue is expected to be driven by an increase in the average revenue per funeral service performed of about 2 to 3 percent, excluding any impact from funeral trust earnings, and an increase in preneed property sales of 5 to 10 percent.

(3)	Increases in average revenue per funeral service performed may be partially offset by a decrease in the number of families served by continuing operations in 2004 as compared to 2003. The upper end of the forecast range assumes that these businesses will serve the same number of families during fiscal year 2004 as in 2003, and the lower end assumes a possible reduction in the number of families served of up to 3 percent, which is in line with trends over previous years.

(4)	Total revenue from trust earnings, including earnings recognition from funeral, cemetery and perpetual care trust funds, is expected to be slightly down from that recognized in 2003.

(5)	The Company’s cost-saving initiatives, including the reduction in workforce, are expected to reduce costs by $16 to $20 million. These cost savings are expected to be partially offset by about $8 to $10 million in normal inflation of costs remaining in the business, assuming an inflation rate of about 2 percent.

(6)	The Company expects to use cash flow from operations to maintain its facilities at a level comparable to 2003, to reduce debt and to repurchase stock, or for growth initiatives as appropriate.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2004
(Unaudited)

(Dollars in millions, except per share amounts)

Fourth Quarter 2004 Forecast

Income Statement Items
Revenue	$112 - $132
Gross profit	$25 - $35
Operating earnings	$23 - $30
Interest expense	$11 - $14
Earnings per share (diluted)	$.07 - $.09
Earnings	$8 - $10
Add: Depreciation and amortization	$12 - $14
Add: Interest expense	$11 - $14
Add: Income taxes	$5 - $6

EBITDA	$36 - $44

Fiscal Year 2004 Forecast

Income Statement Items
Revenue	$500 - $520
Gross profit	$130 - $140
Separation charges	$3
Operating earnings	$112 - $119
Interest expense	$47 - $50
Earnings	$42 - $44
Add: Depreciation and amortization	$51 - $53
Add: Interest expense	$47 - $50
Add: Income taxes	$26 - $27

EBITDA	$166 - $174
Add: Separation charges	$3

Adjusted EBITDA	$169 - $177

Cash Flow Items
Net cash provided by operating activities	$77 - $86
Less: Maintenance capital expenditures	$16 - $17

Free Cash Flow	$61 - $69

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or expectations. These risks and uncertainties include, but are not limited to:

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt, and our ability to refinance our debt maturing in 2005;

•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility and senior subordinated note indenture on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	impact of workforce reductions and other announced initiatives;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-Q for the quarter ended April 30, 2004 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

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